Exhibit 99.1
American International Group, Inc.
70 Pine Street
New York, N.Y. 10270

Harvey Golub Non-Executive Chairman of the Board	Tel: 201-836-1490 Fax: 201-836-3932 HGOLUB@AIG.COM
Via Hand Delivery
July 14, 2010
Mr. George Miles
WQED Multimedia
President and CEO
4802 Fifth Ave.
Pittsburgh, PA 15213
Dear George:
     I am writing to you as Chairman of AIG’s Governance Committee to announce my resignation as Chairman of the Board and as a Director of AIG.
     Bob Benmosche has informed the Board that he believes our working relationship as Chairman and CEO to be ineffective and unsustainable. At this point, I view asking the Board to choose between us would be an abdication of my responsibility to lead. Consequently, I’m resigning for the simple reason I believe it is easier to replace a chairman than a CEO — particularly a company in the midst of two major activities: (1) a major corporate restructuring, and (2) development of an exit plan from government control, both of which involve executing a long list of difficult tasks.
     I appreciate the support I’ve received from my fellow Directors and their desire to have me remain as Chairman. I’m proud of all of you and the work we have accomplished in moving AIG from a company being dissolved to one on the cusp of having an implementable strategy to pay back the government and stand on its own as a viable and independent insurance company.
     I wish all of you the best of luck. It has been my privilege to work with you.
Very truly yours,

Harvey Golub